Item 77O - 10f3 Transactions

THE LAZARD FUNDS, INC.

SECURITIES PURCHASED DURING AN UNDERWRITING
INVOLVING LAZARD CAPITAL MARKETS LLC SUBJECT TO RULE 10f-3
UNDER THE INVESTMENT COMPANY ACT OF 1940

For the Six Months Ended June 30, 2011

					   Total              Shares
				Date	   Shares     Price   Purchased by
Portfolio	Security	Purchased  Offered  Per Share The Portfolio
                                                                   (1)
Lazard U.S.    American 	05/25/11  300,000,000  $29.00     8,000
 Strategic     International
 Equity	       Group
 Portfolio

Total		                % of Offering
Principal	% of Offering	Purchased by
Purchased by	Purchased by	all Portfolios	Selling
The Portfolio	the Portfolio	(25% Maximum*)	Broker

$232,000	0.0027%		0.4167%		Goldman Sachs

Notes:
(1) In addition to the Portfolios, other accounts managed by LAM purchased, in aggregate, 1,250,000 shares (0.42%) of the total shares offered by American International Group.
* Purchases by all Portfolios in aggregate may not exceed 25% of the principal amount of the offering.